Exhibit 4.76

Equity Transfer Agreement

This Equity Transfer Agreement (this “Agreement”) is hereby entered into in [    ], China as of [    ] [        ], 2022 by and between:

Transferor:

Peng Jun: a PRC citizen, whose ID card number is 511324198912280047;

Tang Mei: a PRC citizen, whose ID card number is 500224198412027661.

(Collectively “Party A”)

Transferee: Sky City (Beijing) Technology Co., Ltd. (“Party B”)

Unified Social Credit Code: 91110108MA00AL746N

Domicile: 3009, 3/F, Bowangyuan Podium, Yangfangdian, Haidian District, Beijing

Haiweizhen (Beijing) Network Technology Co., Ltd. (the “Company”) was incorporated in Beijing on May 8, 2019, and the total amount of its subscribed registered capital is RMB 100,000,000. Given that Party A holds 100% of the equity in the Company (the “Target Equity”), and wishes to transfer the Target Equity to Party B, and that Party B wishes to receive the Target Equity, the parties hereby agree as follows with respect to the equity transfer upon consensus through negotiations in accordance with the provisions of the Civil Code of the People’s Republic of China:

I. Equity Transfer

1. Party A holds 100% of the equity in the Company, representing the registered capital of RMB 100,000,000, and hereby transfers to Party B the Target Equity held by it for nil consideration (the “Equity Transfer”).

2. Party A shall submit the Equity Transfer to the competent administration for industry and commerce, and complete the registration of change within [    ] days following the execution hereof.

II. Representations, Warranties and Covenants of the Transferor

For the purpose of consummating the transaction hereunder, the Transferor hereby makes the following representations and warranties to the Transferee as of the execution date hereof:

1. The Transferor is a limited liability company duly incorporated and validly existing under the laws of the PRC.

2. The Company is a limited liability company duly incorporated and validly existing under the laws of the PRC. There is no pledge or other security interest or third party interest over the entire equity of or any capital contribution to the Company. The ownership structure of the Company is clear and stable, and no dispute or controversy over equity has ever occurred.

3. The Transferor is the legal owner of the Target Equity, and the title to the Target Equity is not subject to any encumbrance, including but not limited to any pledge or other security interest, third party interest, agreement or arrangement (other than this Agreement). At the time of execution hereof, the Transferor shall transfer the Target Equity to the Transferee, and warrants that the Target Equity received by the Transferee is not subject to any encumbrance.

4. The execution and performance of this Agreement by the Transferor will not: (i) constitute a violation of any constitutional document to which it is a party or by which it is bound, any agreement executed or approval obtained; or (ii) result in a violation of or require the issuance of any judgment, ruling, order or consent by the court, government authority or regulator.

5. On the execution date of this Agreement, all representations and warranties made and information disclosed by the Transferor to the Transferee for the purpose of formulating and/or performing this Agreement are authentic, accurate and complete, and do not contain any false statement, material omission or otherwise that would mislead the Transferee into making any false judgment.

6. As of the execution date hereof, the Company has not been involved in any ongoing or threatened lawsuit, debt, contingent liability, tax payable, administrative penalty, liability for breach of contract, tort liability or other liability.

7. The Transferor is willing to and has full right and authority to execute and perform this Agreement and consummate the transactions described herein, and it has taken all such actions as may be necessary to obtain legal and valid authorization with respect to this Agreement and all transactions described herein. This Agreement, when executed by the Transferor, will constitute its legal, valid and binding obligation.

III. Liabilities for Breach of Contract:

The parties must, immediately upon the effectiveness of this Agreement, perform this Agreement conscientiously. Failure by either party to fully perform its obligations hereunder shall be held liable in accordance with the provisions of applicable laws and this Agreement.

IV. Alteration or Rescission:

This Agreement may be altered or rescinded upon consensus through negotiations by the parties. The parties shall enter into a separate agreement with respect to any alteration or rescission hereof through negotiations.

V. Burden of Costs:

All costs incurred in connection with the Equity Transfer (e.g. notarization, evaluation or audit, AIC registration of change or otherwise) shall be for the account of the Transferor.

VI. Dispute Resolution:

Any dispute arising from or in connection with this Agreement shall be resolved by the parties through amicable negotiations; should such negotiations fail, either party may refer the dispute to [Beijing Arbitration Commission] for arbitration in [Beijing] in accordance with its then effective arbitration rules.

VII. Effectiveness:

This Agreement shall become effective as of the date on which the parties affix hereunto their signatures and seals. The parties shall, upon effectiveness of this Agreement, go through procedures for registration of change with the competent administration for industry and commerce in accordance with applicable laws.

VIII. This Agreement may be executed in several copies, with each party holding one (1) copy, the Company holding one (1) copy, and the remaining copies being submitted to relevant authorities.

(Followed by signature pages)

(Signature page)

Transferors:

Peng Jun

By:

Tang Mei

By:

(Signature page)

Transferee:

Sky City (Beijing) Technology Co., Ltd. (Seal)

Legal Representative: